Exhibit 99.1

Agile Therapeutics Appoints John Hubbard, Ph.D., FCP to its Board of Directors

PRINCETON, N.J., November 18, 2014 — Agile Therapeutics, Inc., (Nasdaq: AGRX) today announced that John Hubbard, Ph.D., FCP has been appointed to the Company’s Board of Directors, effective November 18, 2014.  Dr. Hubbard will serve on Agile’s Nominating and Corporate Governance Committee.

“John’s exceptional pharmaceutical experience and expertise leading global clinical trial operations and research and development programs will provide us with a valuable perspective as we advance our Phase 3 clinical trial for Twirla®,” said Al Altomari, President and Chief Executive Officer at Agile.  “We welcome John to our board and look forward to his insight and guidance as we continue to execute on our core strategies to develop innovative women’s contraceptive healthcare products.”

Dr. John Hubbard currently serves as Senior Vice President and Worldwide Head of Development Operations for Pfizer Inc., and is responsible for the global clinical trial operations and management of more than 450 clinical projects from Phase 1 to 4.  He recently announced that he will leave Pfizer in January 2015, to pursue an executive leadership role in the healthcare services area. Dr. Hubbard has been leading pharmaceutical research and development activity for nearly thirty years and held positions of increasing responsibility in the biopharmaceutical and clinical research & development services industries.  Prior to joining Pfizer in 2010, he was Group President, Clinical Research Services at ICON Clinical Research, a leading global clinical research organization, where he was responsible for the global business and operations. During his career, Dr. Hubbard has been directly responsible for drug discovery and non-clinical pharmacology, clinical pharmacology, project management, product development optimization, commercial assessment of new chemical entities, and clinical development operations.  He has led several drug development teams to successful commercialization of new chemical entities and has participated at FDA meetings to support end of Phase 2 and end of Phase 3 data presentations for psychiatric, neurological, cardiovascular, and anti-infective drugs.

He is a member of the Society of Clinical Pharmacology and Therapeutics, Drug Information Association and served on the Special Interest Advisory Committee on Project Management.  He also served as Chairman of the Fellow of the American College of Clinical Pharmacology (ACCP) Public Policy Committee from 1999 to 2007.  Dr. Hubbard is a Board Certified Diplomat in Applied Pharmacology and elected to Fellow of the ACCP in 1994.  Dr. Hubbard received a Bachelor of Science degree in Biopsychology from the University of Santa Clara and a Doctorate from the University of Tennessee, with a research focus on the genetic basis of hypertension and autonomic dysfunction.  He was a National Institute of Health Postdoctoral Fellow in Cardiovascular and Clinical Pharmacology at the University of Texas Health Sciences Center.

Dr. Hubbard has authored and co-authored several book chapters and published numerous articles and abstracts in the areas of biopsychology, cardiovascular and autonomic pharmacology, clinical pharmacology, and global drug development. He is a Board Member of TransCelerate Biopharma, Inc., a Business Advisory Board Member of SAFE Biopharma, and an Advisory Board Member and Fundraising Vice-chair for the Children’s Brain Tumor Foundation.

About Agile

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com.